EXHIBIT 99.1

APPROVED BY: CONTACT:	Rick Coté President and Chief Operating Officer 201-267-8000 FD Leigh Parrish/Stephanie Rich 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS

~ Net Sales Increased 32.6% to $113.2 Million from $85.4 Million Last Year ~

~ Operating Income of $5.0 Million vs. Operating Loss of $2.2 Million Last Year ~

~ Reaffirms Full Year Guidance ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – September 1, 2011 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter results for the period ended July 31, 2011. The Company completed the closure of its boutiques on June 30, 2010 and results for the boutiques for all periods are reported as discontinued operations.  All financial results in this press release are for continuing operations unless otherwise stated.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are very pleased with our second quarter and year-to-date performance. Our strategic initiatives coupled with solid execution have continued to benefit our results as we recorded another period of double-digit sales growth while also increasing our profitability. While we experienced broad-based sales growth across all of our brand categories, our results continue to be driven by particularly strong performances in Movado and licensed brands both domestically and internationally. We believe that the global recognition and acceptance of our brands further validates that we have the right strategy, products and team in place.”

Second Quarter Fiscal 2012

•
Net sales in the second quarter of fiscal 2012 increased 32.6% to $113.2 million compared to $85.4 million in the second quarter of fiscal 2011 driven by growth in every brand category.  On a constant dollar basis, net sales increased 25.5% compared to the prior year period.

•
Gross profit in the second quarter of fiscal 2012 was $60.9 million, or 53.8% of sales, compared to $44.4 million, or 52.0% of sales, in the second quarter last year. The increase in gross margin percentage is primarily the result of leverage gained on certain fixed costs as well as a favorable shift in channel and product mix. During the second quarter of fiscal 2012, $0.8 million of excess movements were sold as part of the Company’s inventory reduction initiative and unfavorably impacted gross margin by 40 basis points.
•
Operating expenses increased $9.3 million, or 20.0%, to $55.9 million compared to $46.6 million in the second quarter last year.  This increase was primarily the result of higher marketing expense to drive sales growth and higher compensation expense resulting from salary increases, the reinstatement of certain employee benefits and performance-based compensation.  In addition, there was an increase due to unfavorable foreign currency exchange rates in translating foreign subsidiary results.

•	Operating income increased to $5.0 million in the second quarter of fiscal 2012 compared to operating loss of $2.2 million in the same period last year.
•
The Company recorded a tax provision in the second quarter of fiscal 2012 of $0.9 million, which equates to an effective tax rate of 16.0%.  The effective tax rate for the quarter was impacted by the application of guidelines related to accounting for income taxes in interim periods.

•
Income from continuing operations was $4.4 million, or $0.18 per diluted share, in the second quarter of fiscal 2012 compared to loss from continuing operations of $3.2 million, or $0.13 per diluted share, in the second quarter of fiscal 2011.

•	Income from continuing operations for the second quarter of fiscal 2012 includes a $0.7 million, or $0.02 per diluted share, pre-tax gain from the sale of a building.
•
Net income for the second quarter of fiscal 2012 was $4.4 million, or $0.18 per diluted share, compared to net loss for the second quarter of fiscal 2011 of $20.9 million, or $0.84 per diluted share, including the results of discontinued operations of $17.7 million, or $0.72 per diluted share.

•	EBITDA in the second quarter of fiscal 2012 increased to $8.0 million compared to EBITDA of $1.5 million in the second quarter of fiscal 2011.

First Half Fiscal 2012

•
Net sales in the first six months of fiscal 2012  increased 28.4% to $203.1 million compared to $158.2 million in the same period of fiscal 2011 driven by growth in every brand category.  On a constant dollar basis net sales increased by 23.1% compared to the prior year period.

•
Gross profit was $109.6 million, or 54.0% of sales, compared to $82.9 million, or 52.4% of sales in the same period last year.  The increase in gross margin percentage is primarily the result of leverage gained on certain fixed costs as well as a favorable shift in channel and product mix.  Additionally, the sale of excess movements discussed above unfavorably impacted gross margin by 20 basis points for the six months ended July 31, 2011.

•
Operating expenses increased $12.7 million, or 14.1%, to $103.0 million versus $90.2 million in the same period last year.  This increase was primarily the result of higher marketing expense to drive sales growth and higher compensation expense resulting from salary increases, the reinstatement of certain employee benefits and performance-based compensation.  In addition, there was an increase due to unfavorable foreign currency exchange rates in translating foreign subsidiary results.

•	Operating income increased to $6.6 million in the first six months of fiscal 2012 compared to operating loss of $7.3 million in the same period last year.

•
The Company recorded a tax provision in the first six months of fiscal 2012 of $1.6 million, which equates to an effective tax rate of 23.8%.  The effective tax rate for the first six months was impacted by the application of guidelines related to accounting for income taxes in interim periods.

•
Income from continuing operations was $4.9 million, or $0.19 per diluted share, in the first six months of fiscal 2012 compared to loss of $9.6 million, or $0.39 per diluted share, in the same period last year.

•
Income from continuing operations for the first six months of fiscal 2012 includes a $0.7 million, or $0.02 per diluted share, pre-tax gain from the sale of a building in the second quarter of fiscal 2012.

•
Net income for the first six months of fiscal 2012 was $4.9 million, or $0.19 per diluted share, compared to net loss for the first six months of fiscal 2011 of $33.3 million, or $1.35 per diluted share, including the results of discontinued operations of $23.7 million, or $0.96 per diluted share.

•	EBITDA in the first six months of fiscal 2012 was $12.5 million compared to a EBITDA loss of $0.1 million in the same period of fiscal 2011.

Rick Coté, President and Chief Operating Officer, stated, “Our brands continue to experience solid customer and consumer demand, which helped drive our second quarter sales increase of 33% compared to the prior year period. Our strong sales growth more than offset the impact of currency and cost increases on gross margin. We are also very pleased to have achieved operating income of $5.0 million and EBITDA of $8.0 million in the second quarter while maintaining a strong balance sheet. These improved results continue to reflect the positive impact of our strategic initiatives and further underscore the recent momentum in our business. Considering the increased level of uncertainty of the global macro-economic environment, we are maintaining our guidance for the year. We remain confident in our portfolio of iconic brands and our position in the watch category.”

Fiscal 2012 Guidance

The Company also reiterated its prior guidance for fiscal 2012 and continues to anticipate that EBITDA will range between $31.5 million and $33.5 million in fiscal 2012. The Company continues to anticipate net income in the range of $15.0 million to $16.5 million, or $0.60 to $0.65 per diluted share, with a tax rate that is expected to range between 10% and 15%.  The Company’s guidance still assumes no unusual charges for fiscal 2012.

Quarterly Dividend

The Company also announced that on September 1, 2011 the board of directors approved the payment on September 26, 2011 of a cash dividend in the amount of $0.03 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 12, 2011.

Conference Call

The Company’s management will host a conference call today, September 1st at 10:00 a.m. Eastern Time.  A live broadcast of the call will be available on the Company’s website:  www.movadogroup.com.  This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting EBITDA which is calculated as the sum of the Company’s GAAP operating income plus the amount of the Company’s depreciation and amortization.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. This non-GAAP financial measure is designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measure presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks or natural disasters and the impact on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the company’s orders, the loss of or curtailed sales to significant customers, the  Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,

	2011	2010 (1)	2011	2010 (1)
Continuing Operations:
Net sales	$113,231	$85,388	$203,085	$158,192

Cost of sales	52,285	40,977	93,516	75,282

Gross profit	60,946	44,411	109,569	82,910

Selling, general and administrative expenses	55,932	46,607	102,975	90,249

Operating income / (loss)	5,014	(2,196)	6,594	(7,339)

Other income (2)	747	-	747	-
Interest expense	(315)	(676)	(698)	(1,348)
Interest income	17	27	46	54

Income / (loss) from continuing operations before income taxes	5,463	(2,845)	6,689	(8,633)

Provision for income taxes	875	375	1,590	792

Income / (loss) from continuing operations	4,588	(3,220)	5,099	(9,425)

Discontinued Operations:
Loss from discontinued operations, net of tax	-	(17,703)	-	(23,675)

Net income / (loss)	4,588	(20,923)	5,099	(33,100)

Less: income / (loss) attributed to noncontrolling interests	180	(15)	200	207

Net income / (loss) attributed to Movado Group, Inc.	$4,408	$(20,908)	$4,899	$(33,307)

Income / (loss) attributable to Movado Group, Inc.:
Income / (loss) from continuing operations, net of tax	$4,408	$(3,205)	$4,899	$(9,632)
Loss from discontinued operations, net of tax	-	(17,703)	-	(23,675)
Net income / (loss)	$4,408	$(20,908)	$4,899	$(33,307)

Per Share Information:
Income / (loss) from continuing operations attributed to Movado Group Inc.	$0.18	$(0.13)	$0.19	$(0.39)
Loss from discontinued operations	$0.00	$(0.72)	$0.00	$(0.96)
Net income / (loss) attributed to Movado Group, Inc.	$0.18	$(0.84)	$0.19	$(1.35)

Weighted diluted average shares outstanding	25,185	24,747	25,140	24,709

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

(2)	The Company recorded a pre-tax gain for the sale of a building in the current period ending July 31, 2011.

MOVADO GROUP, INC.
RECONCILIATION TABLES
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2011	2010 (1)	2011	2010 (1)
Continuing Operations:
Operating income / (loss) (GAAP)	$5,014	$(2,196)	$6,594	$(7,339)
Depreciation and amortization	2,957	3,700	5,900	7,221
EBITDA (non-GAAP)	$7,971	$1,504	$12,494	$(118)

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method. The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	July 31,	January 31,	July 31,
	2011	2011 (1)	2010 (1)
ASSETS

Cash and cash equivalents	$128,781	$103,016	$54,326
Trade receivables	69,672	59,768	61,006
Inventories	196,611	181,265	205,787
Other current assets	32,461	30,541	46,679
Total current assets	427,525	374,590	367,798

Property, plant and equipment, net	37,308	38,525	40,521
Deferred income taxes	8,279	8,220	13,436
Other non-current assets	22,861	22,522	24,408
Total assets	$495,973	$443,857	$446,163

LIABILITIES AND EQUITY

Accounts payable	$22,363	$21,487	$19,902
Accrued liabilities	43,555	39,734	41,095
Deferred and current income taxes payable	456	1,328	545
Total current liabilities	66,374	62,549	61,542

Long-term debt	-	-	10,000
Deferred and non-current income taxes payable	7,169	6,960	8,013
Other non-current liabilities	18,362	17,869	20,707
Noncontrolling interests	2,458	2,280	2,001
Shareholders' equity	401,610	354,199	343,900
Total liabilities and equity	$495,973	$443,857	$446,163

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS
(in thousands)
(Unaudited)

	Six Months Ended
	July 31,

	2011	2010
Cash flows provided by / (used in) operating activities:
Income /(loss) from continuing operations	$5,099	$(9,425)
Depreciation and amortization	5,900	7,221
Other non-cash adjustments	223	(31)
Changes in working capital	1,012	(3,975)
Changes in non-current assets and liabilities	141	4,324
Net cash provided by / (used in) operating activities from continuing operations	12,375	(1,886)
Net cash (used in) operating activities from discontinued operations	(20)	(10,804)
Net cash provided by / (used in) operating activities	12,355	(12,690)

Cash flows used in investing activities:
Capital expenditures	(3,184)	(3,165)
Proceeds from sale of asset held for sale	1,165	-
Trademarks	(91)	(114)
Net cash (used in) investing activities from continuing operations	(2,110)	(3,279)
Net cash (used in) investing activities from discontinued operations	-	(100)
Net cash (used in) investing activities	(2,110)	(3,379)

Cash flows (used in) / provided by financing activities:
Dividends paid	(1,491)	-
Other financing	67	299
Net cash (used in) / provided by financing activities	(1,424)	299

Effect of exchange rate changes on cash	16,944	(879)
Net change in cash	25,765	(16,649)
Cash and cash equivalents at beginning of period	103,016	70,975

Cash and cash equivalent at end of period	$128,781	$54,326